Exhibit 4.14

PROMISSORY NOTE

$1,500,000.00	February 14, 2011

This Promissory Note (this “Note”) is made and entered into in favor of ENHANCED CAPITAL TEXAS FUND II, LLC (“Purchaser”) pursuant to that certain Note Purchase Agreement dated February 14, 2011 (the “Note Purchase Agreement”) entered into by and between Purchaser, Enhanced Capital Texas Fund, L.P. and WHITEGLOVE HOUSE CALL HEALTH, INC., a Texas corporation (the “Company”).

1. Definitions. Any capitalized term used in this Note and not otherwise defined herein shall have the meaning ascribed to each such term in the Note Purchase Agreement. All terms used herein, whether or not defined in this Note, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require.

2. Promise to Pay. For value received, the Company, unconditionally hereby promises to pay to Purchaser, in the manner and at the location designated by Purchaser, the principal sum of One Million Five Hundred Thousand and NO/100 Dollars ($1,500,000.00), in lawful money of the United States of America, together with interest on the unpaid principal balance from time to time owing hereon computed as set forth in the Note Purchase Agreement.

3. Interest Rate. The outstanding principal balance of this Note from day to day shall bear interest, at a rate equal to the lesser of (a) the Base Rate, or (b) the Highest Lawful Rate. Notwithstanding the foregoing, if at any time the Base Rate exceeds the Highest Lawful Rate, the rate of interest on this Note shall be limited to the Highest Lawful Rate. All past-due principal and accrued interest hereunder shall bear interest at the lesser of (i) the Base Rate plus five percent (5%) per annum or (ii) the Highest Lawful Rate from maturity (stated or by acceleration) until paid.

4. Payments. This Note shall be payable in accordance with the Note Purchase Agreement, provided that all unpaid Principal Debt and accrued and unpaid interest, together with all other Obligations and amounts owing under the Note Purchase Agreement, this Note, and/or the other Transaction Documents will be due and payable in full on the Maturity Date. Except as provided in the Note Purchase Agreement to the contrary, all payments on this Note shall be applied in the following order of priority: (a) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which Company shall be obligated pursuant to the provisions of this Note or the other Transaction Documents, (b) the payment of accrued but unpaid interest hereon, and (c) the payment of all or any portion of the principal balance hereof then outstanding hereunder. If an Event of Default exists under this Note, then Purchaser may, at the sole option of Purchaser, apply any such payments, at any time and from time to time, to any of the items specified in clauses (a), (b) or (c) above without regard to the order of priority otherwise specified in this Section 4 and any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity. Acceptance by Purchaser of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due may become an Event of Default unless otherwise agreed to in writing by Purchaser. The Company agrees that all payments of any obligation due hereunder shall be final, and if any such payment is recovered in any bankruptcy, insolvency or similar proceedings instituted by or against the Company, all obligations due hereunder shall be automatically reinstated in respect of the obligation as to which payment is so recovered.

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5. Prepayment. The Company shall be entitled to prepay the Principal Debt under this Note from time to time and at any time, in whole or in part, without penalty, provided that (i) the aggregate amount of Principal Debt prepaid to Purchaser is at least Ten Thousand Dollars and NO/100 ($10,000.00), and (ii) all accrued interest and any and all fees and other similar sums payable to Purchaser under the Transaction Documents shall be paid in full through the date of such prepayment. The Company shall make mandatory prepayments to the extent provided in the Note Purchase Agreement.

6. Waiver. Except as otherwise provided herein and in the other Transaction Documents, the Company hereby waives all notices of nonpayment, demands for payment, presentments for payment, notices of intention to accelerate maturity, notices of actual acceleration of maturity, grace, protests, notices of protest, and any other demands or notices of any kind as to this Note, diligence in collection hereof and in bringing suit hereon, and any notice of, or defense on account of, the extension of time of payments or change in the method of payments, and without further notice hereby consents to any and all renewals and extensions in the time of payment hereof either before or after maturity and the release of any party primarily or secondarily liable hereon. The Company agrees that Purchaser’s acceptance of partial or delinquent payments, or failure of Purchaser to exercise any right or remedy contained herein or in any instrument given as security for the payment of this Note shall not be a waiver of any obligation of the Company to Purchaser or constitute waiver of any similar default subsequently occurring. The holder of this Note is entitled to the benefits and security provided in the Transaction Documents.

7. Events of Default and Remedies. Should a “Default” under the Note Purchase Agreement or a default or event of default under the Security Agreement (either an “Event of Default” for purposes of this Note) occur and be continuing, Purchaser may, at its election, do any one or more of the following: (a) exercise one or more remedies provided for in the Note Purchase Agreement or Security Agreement; (b) declare the entire unpaid balance of principal of and accrued, unpaid interest upon this Note to be immediately due and payable; (c) reduce any claim to judgment; (d) foreclose any or all liens and security interests securing payment thereof or any part thereof; and/or (e) enforce any of Purchaser’s other rights and remedies provided under or pursuant to any applicable laws or agreement. All rights and remedies of Purchaser shall be cumulative and concurrent and may be pursued singularly, successively, or together, and may be exercised as often as the occasion therefor shall arise and whether or not Purchaser has initiated any foreclosure proceeding, judicial or otherwise. Failure by Purchaser to exercise any right or remedy upon the occurrence of an Event of Default shall not constitute a waiver of the right to exercise such right or remedy upon the occurrence of any subsequent Event of Default. In the event that Purchaser, after the occurrence of an Event of Default hereunder, consults an attorney regarding the enforcement of any of its rights under this Note or if this Note is placed in the hands of an attorney for collection or if suit be brought to enforce this Note, Company promises to pay all costs thereof, including reasonable attorneys’ fees. Such costs and attorneys’ fees shall include, without limitation, costs and reasonable attorneys’ fees incurred by Purchaser in any appellate proceedings or in any proceedings under any present or future federal Bankruptcy act, state receivership law or probate.

8. Savings Clause; Ceiling Election. It is expressly stipulated and agreed to be the intent of the Company and Purchaser at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by this Note (or applicable United States federal law to the extent that it permits Purchaser to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to this Note, any of the other Transaction Documents or any other communication or writing by or between Company and Purchaser related to the transaction or transactions that are the subject matter of the Transaction Documents, (b) contracted for, charged, taken, reserved or received by reason of Purchaser’s exercise of the option to accelerate the maturity of this Note, or (c) Company will have paid or Purchaser will have received by reason of any voluntary prepayment by Company of this Note, then it

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is Company’s and Purchaser’s express intent that all amounts charged in excess of the Highest Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Highest Lawful Rate theretofore collected by Purchaser shall be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Company), and the provisions of this Note and the other Transaction Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Note has been paid in full before the end of the stated term of this Note, then Company and Purchaser agree that Purchaser shall, with reasonable promptness after Purchaser discovers or is advised by Company that interest was received in an amount in excess of the Highest Lawful Rate, either refund such excess interest to Company and/or credit such excess interest against this Note then owing by Company to Purchaser. Company hereby agrees that as a condition precedent to any claim seeking usury penalties against Purchaser, Company will provide written notice to Purchaser, advising Purchaser in reasonable detail of the nature and amount of the violation, and Purchaser shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Company or crediting such excess interest against this Note then owing by Company to Purchaser. All sums contracted for, charged, taken, reserved or received by Purchaser for the use, forbearance or detention of any debt evidenced by this Note and/or the other Transaction Documents shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Note (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of this Note does not exceed the Highest Lawful Rate from time to time in effect and applicable to this Note for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code apply to this Note. To the extent that Purchaser is relying on Chapter 303 of the Texas Finance Code to determine the Highest Lawful Rate payable on the Note, Purchaser will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Purchaser to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Purchaser will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Highest Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Purchaser may, at its option and from time to time, utilize any other method of establishing the Highest Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Company as provided by applicable law now or hereafter in effect.

9. GOVERNING LAW AND VENUE. THIS NOTE IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN TRAVIS COUNTY, TEXAS AND THE LAWS (EXCLUDING CHOICE OF LAW PROVISIONS) OF SUCH STATE SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS NOTE, EXCEPT TO THE EXTENT FEDERAL LAWS OTHERWISE GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF ALL OR ANY PART OF THIS NOTE. ALL LEGAL ACTIONS RELATED TO THIS NOTE SHALL BE BROUGHT IN THE APPROPRIATE COURT OF LAW LOCATED IN TRAVIS COUNTY, TEXAS, TO THE EXCLUSION OF ALL OTHER VENUES.

10. WAIVER OF JURY TRIAL. COMPANY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, INTENTIONALLY, IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY CONDUCT, ACT OR OMISSION OF PURCHASER OR COMPANY, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH PURCHASER OR COMPANY, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

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11. Miscellaneous.

(a) Notices or communications to be given under this Note shall be given to the respective parties in writing as set forth in the Note Purchase Agreement.

(b) Time is of the essence of this Note.

(c) This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, termination or discharge is sought.

(d) This Note is secured by the Security Agreement to which reference is hereby made for a description of the Collateral and IP Collateral, the nature and extent of the security, and the rights of Purchaser in respect thereof.

(e) This Note and all the covenants, promises and agreements contained herein shall be binding upon the Company’s successors, assigns, heirs and personal representatives and inure to the benefit of Purchaser’s successors and assigns. This Note may be assigned and transferred by Purchaser, and Purchaser may sell participations in this Note, as set forth in the Note Purchase Agreement.

(f) The Company will pay to Purchaser, on demand, a processing fee in the amount of $25.00 for each check which is provided to Purchaser by the Company in payment for an obligation owing to Purchaser under any Transaction Document, but returned or dishonored for any reason.

(g) If any provision of this Note or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, then neither the remainder of this Note nor the application of such provision to other persons or circumstances nor the other instruments referred to herein shall be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable law.

(h) Company acknowledges and agrees that the Agent may exercise any and all of Purchaser’s rights and remedies under this Note and the Transaction Documents on behalf of, and for the benefit of Purchaser. In such event, all references herein to Purchaser will include the Agent acting on such Purchaser’s behalf.

WHITEGLOVE HOUSE CALL, HEALTH, INC.

By:	/s/ Robert A. Fabbio
Robert A. Fabbio, Chief Executive Officer

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